Exhibit 99.1

RUTLAND, VT — (Marketwire) — 12/06/12 — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional vertically integrated solid waste, recycling and resource management services company, announced today that it has acquired all of the outstanding capital stock of Blow Bros. (d/b/a Bestway Disposal Services and BBI Waste Industries) (“BBI”), for a total consideration of up to $20.0 million in cash plus 625,000 shares of the Company’s Class A Common Stock. The acquisition closed today, December 6, 2012.

BBI is a provider of solid waste collection, transfer and liquid waste services in New Hampshire and Maine and generated approximately $20.0 million of revenues over the last twelve months. Currently, BBI operates out of seven locations and gives Casella the opportunity to internalize additional waste and recyclables, and to consolidate operations, routes and transportation post acquisition.

“The BBI team has built an exceptional solid waste company that is well regarded by its municipal, commercial and residential customers,” said John W. Casella, chairman and CEO of Casella Waste Systems. “The company and its employees are a great addition to our team and will play a key role in our effort to serve our customers and create value for our stakeholders.”

“BBI’s operations overlay well with our footprint in New Hampshire and Maine and we expect the acquisition to drive incremental value from our existing operations and provide a growth platform in several new market areas,” Casella said. “BBI collects and transfers roughly 105,000 tons of solid waste and recyclables and we expect to internalize close to 80% of this material at our facilities. After recognizing the internalization benefits and cost synergies, we expect BBI to generate roughly $4.9 million of Adjusted EBITDA* in the second full 12 months of combined operations following closing.”

The transaction was structured as a stock purchase agreement for consideration of $20.0 million in cash and 625,000 shares of the Company’s Class A Common Stock, with $18.0 million of the cash proceeds paid at closing and $2.0 million withheld in escrow. Half of the escrow amount will be disbursed contingent upon the business achieving a pre-agreed upon minimum revenue level for the 90 days after the sale and for net working capital adjustments during this same period, and the other half of the escrow amount will be held for 12 months to secure the seller’s indemnification obligations and certain expense adjustments to the purchase price. The cash paid to the sellers at the closing was adjusted for indebtedness of BBI. The shares issued to the owners of BBI may not be sold for a period of six months following the closing.

*Non-GAAP Financial Measures

In addition to disclosing financial results prepared in accordance with Generally Accepted Accounting Principles in the United States (GAAP), the company also discloses earnings before interest, taxes, depreciation and amortization, adjusted for accretion, depletion of landfill operating lease obligations, gain on sale of assets, development project charge write-offs, legal settlement charges, bargain purchase gains, asset impairment charges, environmental remediation charges, as well as severance and reorganization charges (Adjusted EBITDA) which is a non-GAAP measure.

Adjusted EBITDA is reconciled to net income as follows; in the second full 12 months of combined operations following closing, we estimate net income to be approximately $2.0 million, plus estimated depreciation and amortization of $2.9 million which equals estimated Adjusted EBITDA of $4.9 million.

The company presents Adjusted EBITDA because it considers it to be an important supplemental measure of its performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of the company’s results. Management uses this non-GAAP measures to further understand the company’s “core operating performance.” The company believes its “core operating performance” represents its on-going performance in the ordinary course of operations. The company believes that providing Adjusted EBITDA to investors, in addition to corresponding income statement and cash flow statement measures, affords investors the benefit of viewing its performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations may look in the future. The company further believes that providing this information allows its investors greater transparency and a better understanding of its core financial performance. In addition, the instruments governing the company’s indebtedness use EBITDA (with additional adjustments) to measure its compliance with covenants such as interest coverage, leverage and debt incurrence.

Non-GAAP financial measures are not in accordance with or an alternative for GAAP. Adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from Adjusted EBITDA presented by other companies.

About Casella Waste Systems, Inc.

Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides solid waste management services consisting of collection, transfer, disposal, and recycling services in the northeastern United States. For further information, investors should contact Ned Coletta, chief financial officer at (802) 772-2239, and media should contact Joseph Fusco, vice president at (802) 772-2247, or visit the company’s website at http://www.casella.com.

Safe Harbor Statement

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “will,” “would,” “intend,” “estimate,” “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s beliefs and assumptions. We cannot guarantee that we actually will achieve the plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of our operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in our forward-looking statements. Such risks and uncertainties include or relate to, among other things: we may not fully recognize the expected financial benefits from the acquisition due to the an inability to recognize operational cost savings, general and administration cost savings, or landfill or recycling facility internalization benefits; we may not maintain the existing revenues after the minimum revenue true-up period has expired because of competitive or economic factors outside our control or for other reasons; or of unanticipated costs. There are a number of other important risks and uncertainties that could cause our actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in our Form 10-K for the year ended April 30, 2012.

We undertake no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

Investors:

Ned Coletta

Chief Financial Officer

(802) 772-2239

Media:

Joseph Fusco

Vice President

(802) 772-2247